Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of
Caterpillar Financial Services Corporation

We have examined management’s assertion, included in the accompanying Management's Assertion on Compliance with Regulation AB Criteria, that Caterpillar Financial Services Corporation ("the Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for equipment leases other than those securitized prior to January 1, 2006 ("the Platform"), as of December 31, 2006 and for the period from June 1, 2006 to December 31, 2006, excluding criteria 1122 (d)(1)(ii) through 1122 (d)(1)(iv), 1122 (d)(2)(ii), 1122 (d)(2)(iii), 1122 (d)(2)(vi), 1122 (d)(3)(ii) through 1122 (d)(3)(iv), 1122 (d)(4)(ii), 1122(d)(4)(iii), 1122 (d)(4)(ix) through 1122 (d)(4)(xiii), and 1122 (d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by them with respect to the Platform. Appendix A to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the 7 months ended December 31, 2006 for the Platform is fairly stated, in all material respects.

/s/PRICEWATERHOUSECOOPERS LLP

Peoria, IL
March 29, 2007